                                                                    EXHIBIT 11.0


               COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
               -------------------------------------------------

                         COMPUTATION OF LOSS PER SHARE
                         -----------------------------
                                  (Unaudited)


                                             Three Months Ended
                                                 October 31,
                                           -----------------------
                                              1995         1994
                                              ----         ----
Net Loss                                   $ (186,000)  $ (494,000)
--------                                   ==========   ==========

Computation of weighted average
  number of common equivalent
  shares outstanding during the period:

Weighted average number of common
  shares                                    2,605,344    2,605,344

Weighted average shares assumed
  to be issued upon exercise of
  common stock options                              -            -

Less Treasury Stock                           (15,000)     (15,000)
                                           ----------   ----------

Weighted average number of
  common and common equivalent
  shares outstanding during the
  period                                    2,590,344    2,590,344
                                           ==========   ==========

Loss per share:                            $     (.07)  $     (.19)
---------------                            ==========   ==========